Exhibit 16.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

December 8, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Green Star Alternative Energy, Inc. and had reviewed the interim financial statements of the Company's June 30, 2009 three month and six month period, before our dismissal on September 25, 2009.

We have read the Company's statements included under Exhibit 16.1 of its Form 8-K (Items 4.01 and 4.02) Amendment No. 1, and we agree with the Company's response to questions No.1 and No. 2. We have no comments on the remaining questions.

We have no knowledge of the Company's consultations with their successor auditor, or lack thereof.

Sincerely,

Seale and Beers, CPAs

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351